As filed with the Securities and Exchange Commission on June 18, 2004.

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE J.M. SMUCKER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

OHIO (State or Other Jurisdiction of Incorporation or Organization)	34-0538550 (I.R.S. Employer Identification No.)

Strawberry Lane, Orrville, Ohio 44667

(Address of Principal Executive Offices Including Zip Code)

Amended and Restated 1986 Stock Option Incentive Plan of the J.M. Smucker Company

Amended and Restated 1989 Stock-Based Incentive Plan of the J.M. Smucker Company

Amended and Restated 1997 Stock-Based Incentive Plan of the J.M. Smucker Company

(Full Title of the Plan)

M. Ann Harlan, Esq.

Vice President, General Counsel and Secretary

The J.M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667

(330) 682-3000

(Name, Address and Telephone Number of Agent For Service)

Copies To:

Lisa K. Kunkle, Esq.

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

(216) 586-3939

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares, without par value (4)	1,032,520	$47.58	$49,127,301.60	$6,224.43

(1)	Represents maximum number of common shares of the Registrant, without par value (“Common Shares”), issuable pursuant to the Amended and Restated 1986 Stock Option Incentive Plan of the J.M. Smucker Company, the Amended and Restated 1989 Stock-Based Incentive Plan of the J.M. Smucker Company and the Amended and Restated 1997 Stock-Based Incentive Plan of the J.M. Smucker Company (collectively, the “Plans”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plans.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rule and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on June 17, 2004, within five business days prior to filing.
(4)	One Preferred Share Purchase Right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in Amendments No.1 and No.2 to the Form 8-A filed by the Registrant on August 28, 2000 and October 22, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by The J.M. Smucker Company, an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K, filed July 24, 2003 and Form 10-K/A filed July 28, 2003;

•	The Registrant’s Quarterly Reports on Form 10-Q, filed September 11, 2003, December 11, 2003 and March 11, 2004;

•	The Registrant’s Current Reports on Form 8-K, filed March 8, 2004, April 20, 2004 and May 12, 2004; and

•	The description of the Registrant’s Common Shares contained in the registration statement on Form S-4/A filed May 4, 2004, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Ohio law, the Registrant may indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit, or proceeding. The Registrant may indemnify such persons in actions, suits, and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the Registrant. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

Under Ohio law, the Registrant may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney’s fees, incurred by a director of the Registrant in defending any action, suit, or proceeding to be paid by the Registrant as they are incurred if the director agrees (i) to repay such amounts in the event that it is proved by clear and convincing evidence that the director’s action or omission was undertaken with deliberate intent to cause injury to the Registrant or with reckless disregard for the best interests of the Registrant and (ii) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.

The Registrant’s regulations require the Registrant to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) because that person is or was a director, officer, or employee of the Registrant or was serving, at the request of the Registrant, as a director, trustee, officer, or employee of another entity.

In addition, the Registrant may enter into indemnification agreements with each of its directors and officers that indemnify its directors and officers to the maximum extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended Articles of Incorporation of the Registrant (filed as Annex D to the Registrant’s Registration Statement on Form S-4 (Registration Statement No. 333-84796) as filed with the Commission on March 22, 2002 and incorporated herein by reference).

4.2	Amended Regulations of the Registrant (filed as Exhibit 3(B) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and incorporated herein by reference).

4.3	Amended and Restated Rights Agreement, dated as of August 28, 2000 between the Registrant and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 28, 2000, as amended by Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2001 and incorporated herein by reference).

4.4	Amended and Restated 1986 Stock Option Incentive Plan of the J.M. Smucker Company.

4.5	Amended and Restated 1989 Stock-Based Incentive Plan of the J.M. Smucker Company.

4.6	Amended and Restated 1997 Stock-Based Incentive Plan of the J.M. Smucker Company.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5).

24	Power of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orrville, State of Ohio, on June 18, 2004.

THE J.M. SMUCKER COMPANY

By:	/s/ M. Ann Harlan
M. Ann Harlan
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: June 18, 2004	*
Timothy P. Smucker Chairman and Co-Chief Executive Officer and Director (Principal Executive Officer)

Date: June 18, 2004	*
Richard K. Smucker President, Co-Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)

Date: June 18, 2004	*
Richard G. Jirsa Vice President and Corporate Controller (Controller)

Date: June 18, 2004	*
Vincent C. Byrd Director

Date: June 18, 2004	*
R. Douglas Cowan Director

Date: June 18, 2004	*
Kathryn W. Dindo Director

Date: June 18, 2004	*
Fred A. Duncan Director
Date: June 18, 2004	*
Elizabeth Valk Long Director

Date: June 18, 2004	*
Charles S. Mechem, Jr. Director

Date: June 18, 2004	*
Gary A. Oatey Director

Date: June 18, 2004	*
William H. Steinbrink Director

*	This registration statement has been signed on behalf of the above officers and directors by M. Ann Harlan, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24 to this registration statement.

DATED: June 18, 2004	By:	/s/ M. Ann Harlan
M. Ann Harlan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended Articles of Incorporation of the Registrant (filed as Annex D to the Registrant’s Registration Statement on Form S-4 (Registration Statement No. 333-84796) as filed with the Commission on March 22, 2002 and incorporated herein by reference).

4.2	Amended Regulations of the Registrant (filed as Exhibit 3(B) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and incorporated herein by reference).

4.3	Amended and Restated Rights Agreement, dated as of August 28, 2000 between the Registrant and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 28, 2000, as amended by Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2001 and incorporated herein by reference).

4.4	Amended and Restated 1986 Stock Option Incentive Plan of the J.M. Smucker Company.

4.5	Amended and Restated 1989 Stock-Based Incentive Plan of the J.M. Smucker Company.

4.6	Amended and Restated 1997 Stock-Based Incentive Plan of the J.M. Smucker Company.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5).

24	Power of Attorney.